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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Tombros                    Peter

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   (Last)                           (First)             (Middle)


c/o Enzon, Inc., 20 Kingsbridge Road

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                                    (Street)

Piscataway,         New Jersey            08854
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                   Enzon, Inc. (ENZN)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

           January 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                        4.                                       5.             Owner-
                                                        Securities Acquired (A) or               Amount of      ship
                                           3.           Disposed of (D)                          Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)                      Beneficially   Direct    Nature of
                             2.            Code         -------------------------------          Owned at End   (D) or    Indirect
1.                           Transaction   (Instr. 8)                   (A)                      of Month       Indirect  Beneficial
Title of Security            Date          ------------     Amount      or     Price             (Instr. 3      (I)       Ownership
(Instr. 3)                   (mm/dd/yy)     Code     V                  (D)                      and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  1/23/01        M             20,000        A     $2.6875
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Common Stock                  1/23/01        S             20,000        D     $62.0200
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Common Stock                  1/29/01        M              5,000        A     $2.6875
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Common Stock                  1/29/01        S              5,000        D     $65.00000
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Common Stock                  1/30/01        M              2,500        A     $2.6875
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Common Stock                  1/30/01        S              2,500        D     $66.00000          30,300           D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

1) Securities granted by Enzon, Inc. pursuant to the Indpendent Directors Stock Plan as compensation for service as a member of the Board of Directors of Enzon, Inc. and qualified under Rule 16b-3(c).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                             7.                             ative     Deriv-   11.
                 sion                       Number of                      Title and Amount               Secur-    ative    Nature
                 or                         Derivative   6.                of Underlying         8.       ities     Secur-   of
                 Exer-             4.       Securities   Date              Securities            Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)      of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed  Expiration Date   ----------------      Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)        (Month/Day/Year)             Amount     ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or         Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)     Date     Expira-             Number     ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------ Exer-    tion                of         (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)  (D)    cisable  Date     Title      Shares     5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (a)                                                            Common
(right to buy)   $2.6875  1/23/01   M             20,000 10/30/97 10/29/02  Stock     20,000      ---      ---
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)                                                            Common
(right to buy)   $2.6875  1/29/01   M              5,000 10/30/97 10/29/02  Stock      5,000      ---      ---
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)                                                            Common
(right to buy)   $2.6875  1/30/01   M              2,500 10/30/97 10/29/02  Stock      2,500      ---      70,500      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
(a) Granted under the Company's Non-qualified Stock Option Plan and qualified under Rule 16b-3


        /s/ Peter G. Tombros                                   2/8/01
     -------------------------------                          -----------
     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.